Exhibit 4(b)
AMENDMENT NO. ONE
TO THE ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2005
     WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2005 (the “Plan”); and
     WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan as hereinafter provided (i) to eliminate the annuity form of distribution which currently is available to participants whose benefits consist of assets transferred directly to this Plan from a plan to which the qualified joint and survivor annuity provisions apply, since no such transfers have occurred or will occur in the future, and (ii) to permit participants to withdraw after-tax contributions and associated earnings previously credited under the Plan.
     NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of the dates set forth herein, as follows:
     1. Section 6.04 is amended, effective as of October 31, 2005, by striking said Section and substituting in lieu thereof the following:
     6.04 Payments of Benefits
The following provisions shall apply with respect to the method and timing of benefit payments hereunder:
(a) General. Payment of a Participant’s benefits shall commence as soon as practicable after the date on which the Committee determines the final balances in such Participant’s accounts; provided, however, that the Participant must consent to a distribution prior to the date specified below if the value of his account balances exceeds $5,000.
(b) Required Distributions.
(1) Payment of a Participant’s benefits must commence no later than the earlier of (i) the Participant’s Required Beginning Date (defined below); or (ii) unless the Participant elects a later date (which can be no later than the Participant’s Required Beginning Date), the 60th day after the latest of the close of the Plan Year in which the Participant terminates employment due to attainment of normal retirement, Disability or death or which is the fifth Plan Year following the Plan Year in which the Participant otherwise terminates employment; or (iii) unless the Participant elects a later date (but not later than the Participant’s Required Beginning Date), the 60th day after the latest of the close of the Plan Year in which the Participant attains age sixty-five (65), in which occurs the date ten years after the date the Participant first commenced Participation in the Plan, or in which the Participant incurs a Severance from Service.
(2) The definition of “Required Beginning Date” is as follows:
(A) The “Required Beginning Date” of a five percent owner, as described in Section 5.04(a)(2)(C)(3), hereof is the later of (i) April 1 of the calendar year following the calendar year in which he attains age seventy and one-half (70-1/2), or (ii) the last day of the calendar year with or within which ends the Plan Year in which the Participant becomes a five percent owner.
(B) The “Required Beginning Date” of a Participant who is not a five percent owner is the April 1 of the calendar year immediately following the later of (i) the calendar year in which he attains age seventy and one-half (70-1/2), or (ii) the calendar year in which he incurs a Severance from Service.
(C) Notwithstanding the foregoing, a Participant who is not a five percent owner and who attains age seventy and one-half (70-1/2) prior to calendar year 1999 shall have the right to elect the commencement of his benefits on April 1 of the calendar year following the calendar year in which he attains such age and each subsequent year. A Participant who is not a five percent owner and who currently is receiving benefit payments solely because of the attainment of age seventy and one-half (70-1/2) prior to calendar year 1997 shall have the right to elect the suspension of such benefit payments until the date specified in the first sentence of this paragraph. Any such election shall be made at such time and in such manner as the Committee shall determine in a nondiscriminatory manner.
(c) Early Distributions. Except as otherwise provided in Section 6.04(e) hereof, a benefit payment to a Participant prior to his attainment of age 59-1/2 shall require the Participant’s approval, prior to which the Participant shall have been advised by the Committee that an additional income tax may be imposed equal to ten percent (10%) of the portion of the amount so received which is included in his gross income for the taxable year of receipt, unless the distribution qualifies for one of the exceptions from the ten percent (10%) tax contained in the Code.
(d) Form of Distribution. Distributions hereunder to Participants, Former Participants or Beneficiaries may be in the form of Company Stock or cash, as determined by the Committee; provided, however, that any such distributee shall have the right to demand that distribution of the ESOP portion of a Participant’s account balances (as provided for in Section 7.02(a) hereof) be made to him in the form of Company Stock and shall have been given written notification of such right by the Committee prior to the date of any cash distribution to him; provided, further, that fractional shares shall, in all events, be paid in cash. In the event that the Articles of Incorporation or bylaws of the Company are amended to restrict the ownership of substantially all outstanding shares of Company Stock to Employees and/or to the Trust Fund, then distributions hereunder to Participants, Former Participants and Beneficiaries shall, in all events, be in the form of cash. Subject to the provisions of Section 6.04(g) below, a Participant’s benefits shall in all events be distributed in a lump sum.
Unless the Participant elects otherwise, the ESOP portion of a Participant’s accounts which consists of Company Stock acquired after 1986 shall be distributed in a form providing no more than substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) five (5) years, or (ii) in the case of a Participant whose accounts consisting of Company Stock acquired after 1986 exceed $500,000 (as automatically increased in accordance with the applicable treasury regulations to reflect cost-of-living adjustments), five (5) years, plus an additional one (1) year (up to an additional five (5) years) for each $100,000 (as automatically increased in accordance with treasury regulations to reflect cost-of-living adjustments) or fraction thereof by which the balance exceeds $500,000 (as automatically increased in accordance with the applicable treasury regulations to reflect cost-of-living adjustments). For purposes of this Section 6.04, the ESOP portion of a Participant’s accounts shall not include Company Stock acquired with the proceeds of an Exempt Loan until the last day of the Plan Year in which such Exempt Loan is repaid in full.

(e) Distribution of Small Amounts. Notwithstanding any provisions of this Section 6.04 to the contrary, a Participant’s benefits hereunder shall in all events be paid in a lump sum, without the consent of the Participant, if the value of said benefits does not exceed $5,000. If a Participant is entitled to receive a lump sum distribution in accordance with the provisions of this paragraph (3) that is greater than one thousand dollars ($1,000), and does not require the consent of the Participant, and such Participant either (i) does not elect to have such distribution transferred in a direct rollover pursuant to the provisions of Section 6.04(f), or (ii) does not elect to receive such distribution directly, then such distribution shall be transferred in a direct rollover to an individual retirement plan designated by the Committee.
(f) Direct Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this Section 6.04(f), the following definitions shall apply.
(1) “Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten (10) years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9); (iii) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (iv) any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV), and (v) any in-service distribution made on account of hardship, if such hardship distributions are permitted under the Plan. After-tax contributions shall not be excluded from the definition of “eligible rollover distribution” pursuant to clause (iii) of the preceding sentence. However, any portion of an eligible rollover distribution attributable to after-tax contributions may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.
(2) “Eligible retirement plan” means any of the following that accepts the distributee’s eligible rollover distribution: An individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b), or an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state and which agrees to account separately for amounts transferred into such plan from this Plan. The foregoing definition of an “eligible retirement plan” also shall apply in the case of an eligible rollover distribution to the surviving spouse, or to the spouse or former spouse who is an alternate payee under a Qualified Domestic Relations Order.
(3) “Distributee” means the Participant and, with respect to the interest of such spouse or former spouse, the Participant’s surviving spouse and the Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).
(4) “Direct rollover” is a payment by the Plan to the eligible retirement plan specified by the distributee.

(g) Special Distribution Rules for ANG and MVG Participants.
(1) Notwithstanding the preceding provisions of this Section 6.04, Participants who are ANG Employees with account balances transferred from the SEC Plan may elect to receive distribution of their benefits (i) in monthly installments over a period equal to the shorter of one hundred twenty (120) months or the applicable life expectancy of the Participant or the Participant’s spouse, or (ii) in installment payments of a fixed amount, such payments to be made until exhaustion of the Participant’s Account balances under the Plan.
(2) Notwithstanding the preceding provisions of this Section 6.04, MVG Participants with account balances transferred from the MVG Non-Union Plan pursuant to Section 3.08 may elect, in addition to the lump sum distribution option, to receive distribution of their benefits by payment of the amount in single sums, on the dates and in the amounts selected by the Participant (subject to a minimum for any single distribution of one hundred dollars ($100.00). This provision shall not be construed to allow automatic installment distributions.
(3) If the Participant’s interest is to be distributed in other than a lump sum, the minimum distribution rules set forth in Section 6.04(h) hereof shall apply on or after the Required Beginning Date.
(h) Minimum Distribution Requirements.
(1) General Rules
(A) Effective Date. The provisions of this Section 6.04(h) will apply for purposes of determining the minimum required distributions.
(B) Precedence. The requirements of this Section 6.04(h) will take precedence over any inconsistent provisions of the Plan.
(C) Requirements of Treasury Regulations Incorporated. All distributions required under this Section 6.04(h) will be determined and made in accordance with the Section 1.401(a)(9)-1 through 9 of the Treasury Regulations.
(2) Time and Manner of Distribution
(A) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
(B) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(i) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1/2, if later.
(ii) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(iii) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death.

(iv) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant, but before distributions to the surviving spouse begin, this Section 6.04(h)(2)(B), other than Section 6.04(h)(2)(B)(i) above, will apply as if the surviving spouse were the Participant.
For purposes of Section 6.04(h)(2)(B) above, and Section 6.04(h)(4), unless Section 6.04(h)(2)(B)(iv) above applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 6.04(h)(2)(B)(iv) above applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 6.04(h)(2)(B)(i) above. If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 6.04(h)(2)(B)(i) above), the date distributions are considered to begin is the date distributions actually commence.
(C) Forms of Distribution. Unless the Participant’s interest is distributed in the form of a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 6.04(h)(3) and (4). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury Regulations issued thereunder.
(3) Minimum Required Distribution During Participant’s Lifetime
(A) Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:
(i) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or
(ii) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.
(B) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Minimum required distributions will be determined under this Section 6.04(h)(3) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
(4) Minimum Required Distributions After Participant’s Death
(A) Death on or after date distributions begin.
(i) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:
(I) The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(II) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
(III) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(ii) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(B) Death before date distributions begin
(i) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 6.04(h)(4)(A) above.
(ii) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iii) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and if the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 6.04(h)(2)(B)(i), this Section 6.04(h)(4)(B) will apply as if the surviving spouse were the Participant.
(5) For purposes of this Section 6.04(h), the following terms shall have the following meanings:
(A) “Designated Beneficiary” means the individual who is designated as the Beneficiary under Section 6.05 of the Plan and is the Designated Beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-4, Q&A-1, of the Treasury Regulations.
(B) “Distribution Calendar Year” shall mean a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 6.04(h)(2)(B) above. The minimum required distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The minimum required distribution for other Distribution Calendar Years, including the minimum required distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.
(C) “Life Expectancy” shall mean the Life Expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.
(D) “Participant’s Account Balance” shall mean the balances in the Participant’s various accounts under the Plan as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (“valuation calendar year”) increased by the amount of any contributions made and allocated or any forfeitures allocated to the account balances as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The account balances for the valuation calendar year include any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.
(E) “Required Beginning Date” shall mean the date specified in Section 6.04(b)(2) of the Plan.
     2. Section 6.06(b) is amended, effective as of October 31, 2005, by striking said Section and substituting, in lieu thereof, the following:
(b) From Employer Contribution, Matching Contribution and Employee Contribution Accounts. On any January 1, a Participant may elect to withdraw any amount allocated to his Employer Contribution Account, but with respect to the amounts in such Account, other than amounts attributable to rollover contributions, such withdrawal is permitted only to the extent that such amounts were allocated and paid to such Account under this Plan or the Prior Plan at least two (2) years prior to withdrawal. A Participant may withdraw any amount allocated to his Employer Contribution Account and may withdraw any amount allocated to his Matching Contribution Account, if any, at any time if such Participant properly demonstrates a financial hardship as described in Section 6.06(a)(1) hereof, or after the Participant attains age 59-1/2. A Participant may withdraw the entire (but not less than the entire) amount allocated to his Employee Contribution Account, if any, at any time. A Participant shall not cease to be a Participant under the Plan solely because a distribution is made to such Participant pursuant to this Section 6.06(b). Withdrawal elections shall be made by the Participant on written forms provided by the Committee for that purpose.
     IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. ONE TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005 to be executed in its name on its behalf this 15th day of November, 2005, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman of the Board, President and Chief Executive Officer